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                                                                    Exhibit 99.1


                                                               NEWS RELEASE
                                                               February 25, 1997






             SIGHT RESOURCE OBTAINS NEW $10 MILLION CREDIT FACILITY

(Burlington, Massachusetts)-Sight Resource Corporation (NASDAQ Symbol:
VISN-Common and VISNZ-Warrant), a leading provider of primary eye care services and innovative managed vision care programs, today announced that it has obtained a new $10 million credit facility from Creditanstalt Corporate Finance Inc. of Connecticut.

The credit facility will be used to refinance existing debt, finance future acquisitions, provide ongoing working capital and for other general corporate purposes.

When combined with the Company's existing cash balance, the credit facility provides Sight Resource with approximately $20 million in available capital to implement its plans.

William G. McLendon, President and Chief Executive Officer stated "The additional access to capital strengthens our already strong balance sheet and gives us tremendous flexibility to grow our business and meet the expanding opportunities in managed vision care. Since we plan to utilize cash to partially fund acquisitions, this credit facility will help us to meet our growth plans for 1997."

In the last two years Sight Resource has expanded to include 72 eye care centers, ten new laser vision correction centers and a managed vision care program that services third party payor plans with approximately 850,000 enrollees. These business operations have positioned Sight Resource as one of the twenty largest primary eye care delivery companies in the country and one of the largest providers of laser vision correction services.

Sight Resource provides a complete range of eye care products and services through its eye care and laser vision correction centers, its managed vision care plans and its integrated networks of opticians, optometrists and ophthalmologists.

CONTACT: Nils Bonde-Henriksen, Manager of Corporate Communications,
617-229-1100.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements contained in this news release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Form 10K for the fiscal year ended 1995 filed with the Securities and Exchange Commission.